Exhibit 99.1

Express Holdings (USA) Inc.

Consolidated Financial Statements

December 31, 2012, 2011 and 2010

Independent Auditors’ Report

The Board of Directors

Spectra Energy Partners GP, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Express Holdings (USA) Inc., which comprise the consolidated balance sheets as of December 31, 2012, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Express Holdings (USA) Inc. and its subsidiaries as of December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

August 29, 2013

EXPRESS HOLDINGS (USA) INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
Operating Revenues
Transportation	$197.6	$165.3	$148.4
Other	14.1	18.0	14.9

Total operating revenues	211.7	183.3	163.3

Operating Expenses
Electricity	37.6	34.3	33.2
Operations and maintenance	50.4	46.2	41.7
Property taxes	11.9	11.5	10.9
Depreciation and amortization	25.1	25.8	24.3

Total operating expenses	125.0	117.8	110.1

Operating Income	86.7	65.5	53.2
Other Income and Expenses, net	(5.4)	(18.1)	(0.2)

Income Before Income Tax Expense	81.3	47.4	53.0
Income Tax Expense	30.6	18.4	19.8

Net Income	$50.7	$29.0	$33.2

See Notes to Consolidated Financial Statements.

EXPRESS HOLDINGS (USA) INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
Net Income	$50.7	$29.0	$33.2
Foreign currency translation adjustment	10.9	(11.5)	14.4

Comprehensive Income	$61.6	$17.5	$47.6

See Notes to Consolidated Financial Statements.

EXPRESS HOLDINGS (USA) INC.

CONSOLIDATED BALANCE SHEETS

(In USD millions)

	December 31,
	2012	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$18.1	$24.5	$45.5
Accounts receivable and unbilled revenue	15.0	13.0	10.4
Due from related parties	5.2	5.2	1.3
Other current assets	4.2	4.0	4.3

Total current assets	42.5	46.7	61.5

Deferred financing costs	0.3	0.3	0.4
Property, plant and equipment
Cost	668.9	652.9	665.5
Less accumulated depreciation and amortization	232.4	203.4	183.6

Net property, plant and equipment	436.5	449.5	481.9

Goodwill	183.1	179.1	183.1

Total Assets	$662.4	$675.6	$726.9

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$15.2	$13.0	$13.6
Due to related parties	7.3	5.7	5.2
Deferred revenue	9.9	7.6	4.0
Interest payable	2.5	2.5	2.5
Current portion of long-term debt	19.6	19.6	19.8

Total current liabilities	54.5	48.4	45.1

Long-term Debt	157.4	178.3	199.2
Deferred Income Taxes	140.7	133.7	121.1
Commitments and Contingencies
Equity
Common shares, 17,434 shares authorized, issued and outstanding at December 31, 2012, 2011 and 2010	56.4	35.3	27.2
Retained earnings	100.9	138.3	181.2
Accumulated other comprehensive income	152.5	141.6	153.1

Total equity	309.8	315.2	361.5

Total Liabilities and Equity	$662.4	$675.6	$726.9

See Notes to Consolidated Financial Statements.

EXPRESS HOLDINGS (USA) INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In USD millions)

	Years Ended December 31,
	2012	2011	2010
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$50.7	$29.0	$33.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25.1	25.8	24.3
Unrealized foreign exchange loss (gain)	(6.2)	4.9	(14.2)
Deferred income tax expense	30.6	18.4	19.8
Amortization of long-term debt premium	(1.3)	(1.4)	(1.6)
Amortization of deferred financing costs	—	0.1	—
Changes in working capital	9.6	0.4	3.8

Net cash provided by operating activities	108.5	77.2	65.3

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(3.8)	(4.2)	(5.8)
Proceeds from held-to-maturity securities	32.5	34.1	33.4
Purchases of held-to-maturity securities	(32.5)	(34.1)	(35.9)
Change in restricted funds	—	—	2.5

Net cash used in investing activities	(3.8)	(4.2)	(5.8)

CASH FLOW FROM FINANCING ACTIVITIES
Repayment of long-term debt	(19.6)	(19.8)	(20.2)
Repayment on revolving credit facility	—	—	(17.0)
Dividends	(88.1)	(71.9)	(27.8)
Issuance of shares	—	—	17.0

Net cash used in financing activities	(107.7)	(91.7)	(48.0)

Effect of exchange rate changes on cash	(3.4)	(2.3)	(2.4)

Net increase (decrease) in cash and cash equivalents	(6.4)	(21.0)	9.1
Cash and cash equivalents at beginning of period	24.5	45.5	36.4

Cash and cash equivalents at end of period	$18.1	$24.5	$45.5

Supplemental Disclosures
Interest paid	$12.9	$14.3	$13.2

See Notes to Consolidated Financial Statements.

EXPRESS HOLDINGS (USA) INC.

CONSOLIDATED STATEMENTS OF EQUITY

(In USD millions)

	Share Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2009	$—	$175.8	$138.7	$314.5

Net income	—	33.2	—	33.2
Foreign currency translation adjustment	—	—	14.4	14.4
Issuance of shares	17.0	—	—	17.0
Non-cash contribution	10.2	—	—	10.2
Dividends	—	(27.8)	—	(27.8)

December 31, 2010	27.2	181.2	153.1	361.5

Net income	—	29.0	—	29.0
Foreign currency translation adjustment	—	—	(11.5)	(11.5)
Non-cash contribution	8.1	—	—	8.1
Dividends	—	(71.9)	—	(71.9)

December 31, 2011	35.3	138.3	141.6	315.2

Net income	—	50.7	—	50.7
Foreign currency translation adjustment	—	—	10.9	10.9
Non-cash contribution	21.1	—	—	21.1
Dividends	—	(88.1)	—	(88.1)

December 31, 2012	$56.4	$100.9	$152.5	$309.8

See Notes to Consolidated Financial Statements.

Express Holding (USA) Inc.

Notes to Consolidated Financial Statements

1. Summary of Operations and Significant Accounting Polices

The terms “we,” “our,” and “us” as used in this report refer collectively to Express Holdings (USA) Inc., unless the context suggests otherwise. Express Holdings (USA) Inc. (the “Company”) was incorporated in the State of Delaware on October 27, 1986.

Express Pipeline Limited Partnership (“EPLP”) and an affiliate Express Pipeline LLC (“EPLLC”) were established to own and operate the Canadian and United States portions, respectively, of a crude oil pipeline running from Hardisty, Alberta to Casper, Wyoming, known as the “Express Pipeline”. The Express Pipeline is interconnected with an affiliated crude oil pipeline that runs from Casper, Wyoming to Wood River, Illinois owned by Platte Pipe Line Company (“Platte Co.”) known as the “Platte Pipeline”. EPLP is ultimately owned by the same consortium that owns EPLLC and Platte Co. The Express Pipeline and the Platte Pipeline collectively constitute the Express-Platte Pipeline System (the “Express-Platte Pipeline System”).

The Company holds a 100% equity interest in EPLLC and Platte Co.

Kinder Morgan Canada Inc. (“Kinder Morgan”) operates the Express-Platte Pipeline System and provides specialized operating, engineering and administrative support services.

Basis of Presentation. These consolidated financial statements of the Company are prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). Amounts are stated in U.S. dollars.

Principles of Consolidation. These consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries EPLLC and Platte Co.

Use of Estimates. The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of accounts receivable and unbilled revenue, property, plant and equipment, accounts payable and accrued liabilities and deferred revenue in the consolidated financial statements. Actual results could differ from these estimates.

Regulation. EPLLC and Platte Co. maintain their accounting records as prescribed by the U.S. Federal Energy Regulatory Commission (“FERC”) and are subject to the authority of the FERC.

The FERC exercises statutory authority over such matters as rates of return, construction and operation of facilities, accounting practices, rates and tolls, and contractual agreements with customers.

Revenue Recognition. Revenues associated with the transportation of crude oil are recorded when products are delivered and adjusted according to terms prescribed by toll agreements with shippers and approved by regulators. Transportation tariffs invoiced for volumes in transit are recorded as deferred revenue at year end.

Cash and Cash Equivalents. Highly liquid investments with original maturities of three months or less at the date of acquisition, except for the investments that were pledged as collateral against long-term debt and any investments that are considered restricted funds, are considered cash equivalents.

Foreign Currency Transactions and Translation. Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which our reporting subsidiary operates, also referred to as its functional currency. The Canadian dollar has been determined to be the functional currency of our operations based on an assessment of the economic circumstances of those operations. Gains and losses arising from transactions and balances denominated in currencies other than the functional currency are included in the results of operations of the period in which they occur.

Foreign currency translation is the process of expressing, in our reporting currency (U.S. dollars), amounts denominated or measured in a different functional currency. Assets and liabilities are translated into U.S. dollars at current exchange rates. Revenue and expense accounts are translated at average monthly exchange rates prevailing during the periods. Translation adjustments resulting from fluctuations in exchange rates are included in the consolidated statements of comprehensive income.

Significant Customers. Customers accounting for 10% or more of revenues are as follows:

	% of Revenues
Customer	2012	2011	2010
ConocoPhillips Canada	14%	16%	28%
Cenovus Energy Inc.	19	20	13
Suncor Energy Inc.	11	12	13

Income Taxes. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Property, Plant and Equipment. Property, plant and equipment, including pipelines, tanks, buildings and other equipment, are stated at cost, after taking into consideration the effect of purchase price adjustments related to the acquisition of the Company, less accumulated depreciation. Cost includes all direct expenditures for system expansions, betterments and replacements, and an allocation of overhead costs.

Depreciation of oil pipelines and facilities is recorded on a straight-line basis over their useful lives. Depreciation rates for oil pipelines and facilities are approved by the regulator. The average depreciation period is approximately 30 years. Assets under construction are not depreciated until they are placed in service.

The cost of depreciable property retired, together with removal costs, less salvage, is charged to accumulated depreciation.

The carrying value of an item of property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount is not recoverable and exceeds its fair value.

Deferred Financing Costs. Deferred financing costs are amortized using the effective interest method over the term of the related debt.

Goodwill. We perform our goodwill impairment test annually and evaluate goodwill when events or changes in circumstances indicate that its carrying value may not be recoverable. No impairments of goodwill were recorded in 2012, 2011 or 2010.

As permitted under accounting guidance on testing goodwill for impairment, we performed either a qualitative assessment or a quantitative assessment based on management’s judgment. With respect to our qualitative assessments, we considered events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors and overall financial performance, when evaluating whether it was more likely than not that the fair values of our reporting unit, the Company, was less than the carrying amount.

In connection with our quantitative assessments, we primarily used a discounted cash flow analysis to determine the fair values of those reporting units. Key assumptions in the determination of fair value included the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporated expected long-term growth rates, regulatory stability, the ability to renew contracts, and commodity prices and foreign currency exchange rates where appropriate, as well as other factors that affect our revenue, expense and capital expenditure projections. If the carrying amount of the reporting unit exceeds its fair value, a comparison of the fair value and carrying value of the goodwill of that reporting unit needs to be performed. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. An impairment loss is not subsequently reversed. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

Asset Retirement Obligations. The Company recognizes the fair value of a future asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development, and/or normal use of the assets. The Company concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is depreciated over the life of the asset. The fair value of the asset retirement obligation is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a credit-adjusted risk-free interest rate. Subsequent to the initial measurement, the asset retirement obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Changes in the obligation due to the passage of time are recognized in income. Changes in the obligation due to changes in estimated cash flows are recognized as an adjustment of the carrying amount of the related long-lived asset that is depreciated over the remaining life of the asset.

The demand for the Express-Platte Pipeline System depends on the ongoing demand to move crude oil through the Express-Platte Pipeline System. Although the individual assets that constitute the Express-Platte Pipeline System will be replaced as needed, the Express-Platte Pipeline System will continue to exist for an indeterminate life. As such, there is uncertainty around the timing of any retirement obligations. As a result, the Company determined that there is not sufficient information to reasonably estimate settlement fair value and has not recognized any asset retirement obligations as at December 31, 2012, 2011, and 2010.

Related Party Transactions. Monetary related party transactions and non-monetary related party transactions that have commercial substance are measured at the exchange amount. Where a transaction is not in the normal course of operations, it is measured at the exchange amount when there is a substantive change in the ownership of the item transferred and there is independent evidence of the exchange amount. All other related party transactions are measured at the carrying amount.

Financial Instruments. We measure the fair value of financial assets and liabilities by maximizing the use of observable inputs and minimizing the use of unobservable inputs. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. All current investments are in held-to-maturity (HTM) securities and are carried at cost. Realized gains and losses, and dividend and interest income related to these securities, including any amortization of discounts or premiums arising at acquisition, are included in earnings.

2. Accounts Receivable and Unbilled Revenue

	December 31,
	2012	2011	2010
	(in millions)
Unbilled revenues	$8.0	$10.3	$7.8
Trade receivables	7.0	2.7	2.6

Total accounts receivable and unbilled revenue	$15.0	$13.0	$10.4

3. Other Current Assets

	December 31,
	2012	2011	2010
	(in millions)
Restricted funds	$2.5	$2.5	$2.5
Prepaid expenses	1.3	1.2	1.5
Parts inventory	0.4	0.3	0.3

Total other current assets	$4.2	$4.0	$4.3

4. Marketable Securities

We invest restricted balances in money market funds in the United States and Canada. We do not purchase marketable securities for speculative purposes; therefore, we do not have any securities classified as trading securities. Initial investments in securities are classified as purchases of held-to-maturity (HTM) marketable securities. Maturities of securities are classified within proceeds from sales and maturities of HTM securities in the Consolidated Statements of Cash Flows.

HTM Securities. All of our HTM securities are restricted funds and are as follows:

		Estimated Fair Value at December 31,
Description	Consolidated Balance Sheet Caption	2012	2011	2010
		(in millions)
Money market funds	Other current assets	$2.5	$2.5	$2.5

All of our HTM securities are restricted funds pursuant to certain debt agreements.

At December 31, 2012, 2011 and 2010, the weighted-average contractual maturity of outstanding HTM securities was less than one year.

There were no material gross unrecognized holding gains or losses associated with investments in HTM securities at December 31, 2012, 2011 or 2010.

Changes in restricted balances are presented within Cash Flows from Investing Activities on our Consolidated Statements of Cash Flows.

Interest income. Interest income was not material for 2012, 2011 and 2010.

5. Income Taxes

Income Tax Expense Components

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Current income taxes
Federal	$19.5	$7.3	$9.6
State	1.5	0.8	0.6

Total current income taxes	21.0	8.1	10.2

Deferred income taxes
Federal	8.9	9.3	9.0
State	0.7	1.0	0.6

Total deferred income tax	9.6	10.3	9.6

Total income tax expense	$30.6	$18.4	$19.8

Reconciliation of Income Taxes

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Income before income tax expense	$81.3	$47.4	$53.0
Income tax expense, computed at the statutory rate of 35%	28.4	16.6	18.6
State income tax, net of federal income tax effect	2.2	1.8	1.2

Total income tax expense	$30.6	$18.4	$19.8

Net Deferred Income Tax Liability Components

	December 31,
	2012	2011	2010
	(in millions)
Tangible property, due to differences in tax basis and financial statement carrying amounts	$(141.5)	$(135.0)	$(122.9)
Premium on secured debt	0.8	1.3	1.8

Total net deferred tax liabilities	$(140.7)	$(133.7)	$(121.1)

Certain income taxation years remain subject to review and assessment by the relevant tax authorities in the United States. The Company has no unrecorded tax benefits and no amounts are included in the consolidated statements of operations or the consolidated balance sheets for amounts related to interest and penalties.

6. Property, Plant and Equipment

	Estimated	December 31,
	Useful Life	2012	2011	2010
	(years)	(in millions)
Oil transmission	30	$567.6	$553.3	$565.0
Equipment	5-30	43.2	42.2	42.9
Right of way	30	27.8	27.2	27.8
Buildings	2-30	24.5	23.9	24.4
Land	—	0.6	0.7	0.7
Construction in process	—	0.8	1.3	0.6
Software	5	0.5	0.5	0.5
Other	1-30	3.9	3.8	3.6

Total property, plant and equipment		668.9	652.9	665.5
Total accumulated depreciation		216.6	188.6	169.8
Total accumulated amortization		15.8	14.8	13.8

Total net property, plant and equipment		$436.5	$449.5	$481.9

Composite weighted-average depreciation rates were 3.3% for 2012 and 2011 and 3.4% for 2010.

Amortization expense of intangible assets is $1 million in each of 2012, 2011 and 2010. Estimated amortization expense for 2013 through 2017 is $1 million per year.

7. Accounts Payable and Accrued Liabilities

	December 31,
	2012	2011	2010
	(in millions)
Trade payables	$7.2	$6.9	$6.6
Accrued liabilities	8.0	6.1	7.0

Total accounts payable and accrued liabilities	$15.2	$13.0	$13.6

8. Goodwill

Goodwill
(in millions)
December 31, 2010	$183.1
Foreign currency translation adjustment	(4.0)

December 31, 2011	179.1
Foreign currency translation adjustment	4.0

December 31, 2012	$183.1

9. Long-Term Debt

	December 31,
	2012	2011	2010
	(in millions)
7.39% Subordinated Secured Notes due 2019	$94.5	$115.4	$125.0
6.09% Senior Secured Guaranteed Notes due 2020	82.5	82.5	82.5
6.47% Senior Secured Notes due 2013	—	—	11.5

	177.0	197.9	219.0
Less: current portion of long-term debt	(19.6)	(19.6)	(19.8)

Long-term debt	$157.4	$178.3	$199.2

7.39% Subordinated Secured Notes and 6.47% Senior Secured Notes (denominated in USD)

In 1998, EPLP and EPLLC (collectively, the “Issuers”) issued $150 million 6.47% Senior Secured Notes due 2013 (the “Senior Notes”) and $250 million 7.39% Subordinated Secured Notes due 2019 (the “Subordinated Notes” and collectively together with the Senior Notes, the “Notes”) on a joint and several basis. EPLLC was allocated $90 million of the Senior Notes and $175 million of the Subordinated Notes. Platte Co. has guaranteed the obligations of the Issuers. Of the amounts that were allocated to EPLP, $40.4 million was outstanding as at December 31, 2012.

The Notes are secured by the assignment of the Express-Platte Pipeline System’s receivables from its transportation revenues and a floating charge over the assets of the Express-Platte Pipeline System.

The Notes have a Scheduled Amortization and a Rated Amortization schedule. The Scheduled Amortization principal repayments commenced on June 30, 1998. The principal of the Senior Secured Notes was paid in full on December 31, 2011. Based on the Scheduled Amortization, the principal of the Subordinated Notes is expected to be paid in full by December 31, 2017. The Rated Amortization schedule required principal repayments of the Notes to begin no later than June 30, 2000 and the principal of the Notes to be paid in full by December 31, 2013 for the Senior Notes and by December 31, 2019 for the Subordinated Notes. The Express-Platte Pipeline System is currently meeting the Scheduled Amortization schedule. Under the terms of the Express debt financing, the Express-Platte Pipeline System was to maintain a debt service coverage ratio (“DSCR”) of 1.3:1 per quarter during 2012 to meet the Restricted Payments Test (“Test”). Failure to meet the DSCR Test restricts the Express-Platte Pipeline System from making distributions to the owners until such time as the Test has been met for four consecutive quarters. The Express-Platte Pipeline System met the requirements under the DSCR Test for every quarter in 2012, 2011 and 2010.

6.09% Senior Secured Guaranteed Notes (denominated in USD)

In 2005, Express Holdings (Canada) Limited Partnership (the “Partnership”), a direct owner of EPLP, and the Company (collectively, the “Obligors”) issued $110 million 6.09% Senior Secured Guaranteed Notes (“Guaranteed Notes”) on a joint and several basis. The $110 million principal amount is due January 15, 2020. Of the $110 million Guaranteed Notes issued, $82.5 million were allocated to the Company.

EPLP has guaranteed the obligations of the Obligors. The Guaranteed Notes are secured by the assignment of the Express-Platte Pipeline System’s receivables from its transportation revenues and a floating charge over the assets of the Express-Platte Pipeline System. The Guaranteed Notes rank pari passu to the Senior Secured Notes.

Revolving Credit Facility

On July 12, 2010 Express US Holdings LP, the indirect owner of EPLLC and Platte Co., entered into a credit agreement with Royal Bank of Canada to establish a $45 million revolving credit facility. In the event that Express US Holdings LP is unable to satisfy its obligations, the facility is payable on demand and is guaranteed in-whole by the Partnership. At December 31, 2012, no funds have been drawn on this facility. The credit facility was closed effective March 14, 2013, on acquisition of the Company by Spectra Energy Corp (see Note 17).

Repayments based on the Scheduled Amortization schedule relating to amounts allocated to the Company are:

	2013	2014	2015	2016	2017
	(in millions)
Subordinated Notes	$19.6	$20.7	$22.6	$20.8	$8.6

10. Equity

As at December 31, 2012, 2011 and 2010, the Company had 17,434 shares outstanding. During 2010 263 shares were issued for total proceeds of $17 million, at $64,556.97 per share. The provisions of the stockholder agreement entitle one vote per share to elect an independent director to Board of Directors. Additional shares may be issued to the current and new shareholders by approval of the Board of Directors.

The Company formed part of the US consolidated tax return of Express US Holding LP. The non-cash capital contributions of $21.1 million, $8.1 million and $10.2 million for the years 2012, 2011 and 2010 respectively, represent income taxes payable had the Company filed a separate income tax return.

11. Related Party Transactions

Related party balances are non-interest bearing, are payable on demand, and arise from transactions in the normal course of business operations, as described below.

Agreement with affiliated companies. EPLLC and Platte Co. are party to an Operating Agreement with several entities controlled by Kinder Morgan, through which various operating, engineering and administrative support services related to the operation of the Express-Platte Pipeline System and other affiliated pipeline systems are performed. Under the terms of the Operating Agreement, the costs of providing the operating, engineering and administrative support services are allocated between the affiliated companies. During the year ended December 31, 2012 EPLLC and Platte Co. were allocated $27.3 million (2011 – $25.7 million, 2010 – $23.3 million), including a management fee of $2.6 million (2011 – $1.1 million, 2010 – $0.9 million), with respect to the provision of such services. At December 31, 2012 $7.3 million (2011 – $5.7 million, 2010 – $5.2 million) was payable to these entities for these services.

Agreements with related company. EPLLC and Platte Co. are party to International Joint Tariff Agreements (IJTA’s) with EPLP and third parties. Under the IJTA’s, EPLP shares certain tariff revenue with EPLLC and third parties. At December 31, 2012, $5.2 million (2011 – $5.2 million, 2010 – $1.3 million) was receivable in respect of these agreements. These transactions are recorded at the exchange amount at agreed upon rates.

12. Other Income and Expenses, net

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Interest expense	$12.9	$14.5	$16.0
Amortization of long-term debt premium	(1.3)	(1.4)	(1.6)
Amortization of deferred financing costs	—	0.1	—
Foreign exchange loss (gain)	(6.2)	4.9	(14.2)

Total other income and expenses, net	$5.4	$18.1	$0.2

13. Changes in Working Capital

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Accounts receivable and unbilled revenue	$(0.5)	$(2.3)	$(0.2)
Due from related parties	0.2	(3.2)	7.4
Other current assets	(0.1)	0.5	—
Accounts payable and accrued liabilities	4.0	(0.1)	(1.1)
Due to related parties	2.4	0.9	(3.0)
Deferred revenue	3.6	4.6	0.7

Total changes in working capital	$9.6	$0.4	$3.8

14. Commitments & Contingencies

Litigation. We are also a party to various legal, administrative and regulatory proceedings that have arisen in the ordinary course of our business, including, from time to time, disputes with customers over various measurement and settlement issues. Management currently believes that these matters, taken as a whole, and after consideration of insurance coverage and other indemnification arrangements, will not have a material adverse effect upon our consolidated results of operations, financial position or cash flows. Legal costs are expensed as incurred. As of December 31, 2012, 2011 and 2010, we had no amounts accrued for our legal proceedings against us.

Environmental. We are subject to various U.S. federal, state and local laws and regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. These laws and regulations can change from time to time, imposing new obligations on us.

Like others in the energy industry, we and our affiliates are responsible for environmental remediation at various contaminated sites. These include some properties that are part of our ongoing operations, sites formerly owned or used by us, and sites owned by third parties. Remediation typically involves management of contaminated soils and may involve groundwater remediation. Managed in conjunction with relevant federal, state/provincial and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, we or our affiliates could potentially be held responsible for contamination caused by other parties. In some instances, we may share liability associated with contamination with other potentially responsible parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs. All of these sites generally are managed in the normal course of business or affiliated operations.

Other Commitments and Contingencies. As of December 31, 2012, we had no significant purchase or capital commitments.

15. Financial Instruments

The fair values of cash, accounts receivable, amounts due from related parties, accounts payable and accrued liabilities, amounts due to related parties, and the current portion of long-term debt are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

Fair value of our long-term debt is determined based on market-based prices. These valuations may include inputs such as quoted market prices of the exact or similar instruments, broker or dealer quotations, or alternative pricing sources that may include models or matrix pricing tools, with reasonable levels of price transparency. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The fair values of financial instruments that are recorded and carried at book value are summarized in the following table. Fair value of long-term debt is provided solely for information purposes and is not recorded in the balance sheet.

	December 31,
	2012		2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
7.39% Subordinated Secured Notes	$94.5	$106.3	$115.4	$126.5	$125.0	$131.2
6.09% Senior Secured Guaranteed Notes	82.5	84.7	82.5	95.9	82.5	88.5
6.47% Senior Secured Notes	—	—	—	—	11.5	11.5

	$177.0	$191.0	$197.9	$222.4	$219.0	$231.2

16. Risk Management

Credit risk. The Company is exposed to concentration of credit risk as ten (2011 – eight, 2010 – seven) major shippers account for approximately 68% of trade accounts receivable as at December 31, 2012 (2011 – 75%, 2010 – 76%). The overall credit risk is mitigated through the use of letters of credit from shippers or prepayment terms depending on the credit rating of the shipper. Generally, investment-grade shippers are not required to provide letters of credit or prepayment. All of the major shippers accounting for 68% of the trade accounts receivable (2011 – 75%, 2010 – 76%) including those noted in Note 1 are considered investment-grade. The Company has not recorded an allowance for doubtful accounts.

Foreign Currency Risk. We are exposed to foreign currency risk on transactions and balances that are denominated in U.S. dollars where as our functional currency is Canadian dollars. To mitigate risks associated with foreign currency fluctuations, contracts may be denominated in or indexed to the Canadian dollar and/or local inflation rates, or cash flows may be naturally hedged through debt denominated or issued in the foreign currency. To monitor our currency exchange rate risks, we use sensitivity analysis, which measures the effect of change in value of the U.S. dollar.

We do not engage in any hedging activities and have no outstanding derivatives as of December 31, 2012, 2011 and 2010.

17. Subsequent Events

Subsequent events have been reviewed through August 29, 2013, the issuance date of these Consolidated Financial Statements.

On December 10, 2012, Borealis Infrastructure, the Ontario Teachers’ Pension Plan and Kinder Morgan (owners of the Express-Platte Pipeline System) entered into a Securities Purchase Agreement with Spectra Energy Corp for the sale of all of their ownership in the Express-Platte Pipeline System. The transaction was completed on March 14, 2013.

On August 2, 2013, subsidiaries of Spectra Energy Corp (“Spectra Energy”) contributed a 40% interest in the US portion of Express-Platte Pipeline System to Spectra Energy Partners, LP (“SEP”) and sold a 100% ownership interest in the Canadian portion to SEP. Aggregate consideration for the transactions consisted of approximately $410 million in cash, $319 million in newly issued SEP partnership units and $129 million of acquired Express-Platte Pipeline System debt.

On August 5, 2013, Spectra Energy entered into a definitive agreement with SEP under which Spectra Energy will contribute to SEP substantially all of Spectra Energy’s remaining interests in its other subsidiaries that own US transmission and storage and liquids assets. Included in the interests is the remaining interest in the US portion of the Express-Platte Pipeline System. Completion of the transaction is subject to regulatory approval and customary closing conditions.